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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of General Automation, Inc. on Form S-8 (Nos. 33-43158, 33-79038 and 333-09483) of our report, which includes an explanatory paragraph, dated February 28, 1997 and our audits of financial statements of the Sequoia Enterprise Systems Division of Sequoia Systems, Inc. as of June 30, 1996 and 19995, and for the years ended June 30, 1996, 1995 and 1994, which report if filed as part of this Form 8-K/A. The explanatory paragraph states that certain costs and expenses presented in the financial statements represent management's estimates of the costs of services provided to Sequoia Enterprise Systems, a division of Sequoia Systems, Inc., by Sequoia Systems, Inc. As a result, the consolidated financial statements presented may not be indicative of the financial position or results of operations that would have been achieved had Sequoia Enterprise Systems operated as a nonaffiliated entity.




Boston, Massachusetts                            Coopers & Lybrand LLP
August 27, 1997